UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Registration Statement
on Form S-8
Under the Securities Act of 1933

Hammonds Industries, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	88-0225318
(State of Incorporation)	(IRS Employer Identification Number)

601 Cien Street, Suite 235, Kemah, TX	77565-3077
(Address of Principal Executive Offices)	(Zip Code)

Employee Compensation Agreement
(Full title of the plan)

Daniel Dror, 601 Cien Street, Suite 235, Kemah, TX 77565
(Name, address and telephone number of agent for service)

Approximate Date of Commencement of Proposed Sales under the Compensation Agreement:
As soon as practicable after this Registration Statement becomes effective

Total Number of Pages: 6
Exhibit Index begins on sequentially numbered page: 3

Calculation of Registration Fee

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock par value $.001	40,000	$0.23(2)	$9,200	$0.36
(1) Pursuant to Rule 457(c), the registration fee is calculated on the basis of the volume based average of the high and low price of the Registrant's common stock on OTCBB on July 10, 2008.

PART I

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1. INFORMATION

The Registrant, Hammonds Industries, Inc., a Nevada corporation ("HMDI or the "Registrant"), has agreed to issue 40,000 shares of common stock as compensation for services provided by Sherry L. Couturier as chief financial officer.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

N/A

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

By this reference, the following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") are incorporated into and made a part of this Registration Statement:

- Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, as filed with the Commission;
- Registrant's Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Commission;
- Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended September 30, 2007, as filed with the Commission;
- Registrant's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007, as filed with the Commission;
- Registrant's Quarterly Report on Form 10-QSB/A for the quarter ended March 31, 2007, as filed with the Commission;
- Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the Commission;
- The description of the Registrant's Common Stock is set forth in the Registrant's registration statement on Form 10-SB12g/A filed with the SEC on September 20, 2004.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

The Registrant's common stock is registered under Section 12(g) of the Exchange Act. The description of the Registrant's common stock is set forth in the Registrant's registration statement on Form 10-SB12g/A filed with the SEC on September 20, 2004.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

            None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada General Corporation Law allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he or she is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, or agent of any corporation, partnership, joint venture, trust or other enterprise. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any amounts if it is later determined that the person was not entitled to be indemnified by the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, offices or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Exhibits
5.1	Opinion of Thomas J. Craft, Jr., Esq., regarding legality of the securities, filed herewith.
23.1	Consent of Thomas J. Craft, Jr., Esq., contained in Exhibit 5.1 filed herewith.
23.2	Consent of GLO CPAs LLP, Certified Public Accountants, filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering:
    (i) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
    (ii) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person against the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) Filings incorporating subsequent Exchange Act documents by reference.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-described provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this July 11, 2008.

Hammonds Industries, Inc.
/s/ Daniel Dror
CEO and Chairman

Exhibit 5.1

Thomas J. Craft, Jr., Esq.
11000 Prosperity Farms Road, Suite 101
Palm Beach Gardens, FL 33410
Phone: (561) 543-2233

July 11, 2008
U.S. Securities and Exchange Commission
100 F Street, NW
Washington, DC 20549

Re:	Hammonds Industries, Inc.
Commission File No. 0-50912
Registration Statement on Form S-8

Gentlemen:

I have been requested by Hammonds Industries, Inc. (the “Registrant”) to furnish an opinion as to matters hereinafter set forth in connection with this registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), covering a total of 40,000 shares of the Registrant’s common stock to be issued to Ms. Sherry L. Couturier for services to the Registrant as Chief Financial Officer pursuant to an employment agreement.

In connection with this opinion, I have reviewed the filings of the Registrant incorporated by reference in this registration statement and have determined that the Registrant is current in its reporting obligations under the Securities Exchange of 1934. I have also reviewed other documents of the Registrant and have determined that the shares, when issued, will have been legally issued, fully paid and non-assessable. Further, the Registrant has duly authorized the issuance of the shares and the filing of this registration statement on Form S-8. I hereby consent to the inclusion of this opinion in the registration statement on Form S-8 being duly filed with the Securities and Exchange Commission.

Very truly yours,

/s/ Thomas J. Craft, Jr., Esq.
Thomas J. Craft, Jr., Esq.

Exhibit 23.1

(Contained in Opinion-Exhibit 5.1)